Exhibit 10.7

EXECUTION COPY

CUSTODIAL TRUST EXPENSE REIMBURSEMENT AGREEMENT

THIS CUSTODIAL TRUST EXPENSE REIMBURSEMENT AGREEMENT (this “Agreement”), dated as of April 8, 2005 is between Assured Guaranty Corp. (“AGC”) and Woodbourne Capital Trust I, a Delaware statutory trust (the “Custodial Trust”).

WHEREAS, AGC and the Custodial Trust have entered into a Put Agreement (the “Put Agreement”), dated as of April 8, 2005.

WHEREAS, the Custodial Trust, Woodbourne Pass-Through Trust (the “Pass-Through Trust”) and the other Custodial Trusts have entered into a Pass-Through Trust Expense Reimbursement Agreement (the “Pass-Through Trust Expense Reimbursement Agreement”), dated as of April 8, 2005 pursuant to which the Custodial Trust has agreed to reimburse a portion of the expenses of the Pass-Through Trust.

WHEREAS, a condition precedent for AGC to exercise its right to require the Custodial Trust to purchase the AGC Preferred Stock (the “Preferred Stock”) under the Put Agreement is the execution and delivery of a Custodial Trust Expense Reimbursement Agreement substantially in the form hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Custodial Trust and AGC agree as follows:

ARTICLE 1

Section 1.01.  Reimbursement.  Subject to the terms and conditions set forth herein, AGC hereby irrevocably and unconditionally agrees to reimburse the Custodial Trust for the Expenses (defined below) of the Custodial Trust on the first Distribution Payment Date after receiving a notice of the estimated or actual Expenses for the related Distribution Period from the Custodial Trust, whichever is earlier, but in no case earlier than the Distribution Payment Date during such Distribution Period.

As used herein, “Expenses” mean all costs, claims, expenses, damages, liabilities and disbursements (including the reasonable fees and expenses of counsel) and all obligations of the Custodial Trust, including, without limitation, (i) any amounts payable to the Trustee pursuant to Sections 5.01(d) and 12.01(c) of the Declaration of Trust (as defined in Section 2.05 hereof) to the extent that such Expenses are imposed upon, or incurred by, the Custodial Trust with respect to the transactions contemplated by the Declaration of Trust (as defined in Section 2.05 herein) during any time when the Custodial Trust holds Preferred Stock and (ii) any amounts payable to the Pass-Through Trust by the Custodial Trust pursuant to the Pass-Through Trust Expense Reimbursement Agreement; provided that the term “Expenses” shall not include any obligation of the Custodial Trust to make any payment evidenced by, in respect of or any related right of payment under, the Flex Committed Capital Securities (the “CCS Securities”) issued by the Custodial Trust.  For the avoidance of doubt, those expenses payable to the Pass-Through Trust under the Pass-Through Trust Expense Reimbursement Agreement shall be covered by the term “Expenses.”

Section 1.02.  Term of Agreement.  This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made and no amounts are payable (including distributions on the CCS Securities, whether or not declared) to any holders of the CCS Securities (whether upon liquidation, redemption or otherwise) and (b) the date on which there are no Expenses due and payable by the Custodial Trust.

Section 1.03.  Waiver of Notice.  AGC hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands, except as expressly provided herein.

Section 1.04.  No Impairment.  The obligations, covenants, agreements and duties of AGC under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)          any delay in the notification of Expenses by the Custodial Trust;

(b)         the extension of time for the payment of all or any portion of the Expenses or for the performance of any other obligation under, arising out of, or in connection with, the Expenses; and

(c)          the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Custodial Trust or any of the assets of the Custodial Trust.

Section 1.05.  Subrogation.  AGC shall be subrogated to all (if any) rights of the Custodial Trust in respect of any amounts directly or indirectly paid to any person by AGC under this Agreement; provided that AGC shall not enforce any payment by way of subrogation in the event or to the extent that such enforcement would have an adverse effect on the CCS Securities or Pass-Through Trust Securities issued by the Pass-Through Trust.

Section 1.06.  Actions; Notification.  The Custodial Trust shall give prompt written notice to AGC of any litigation, or any investigation or proceeding by any governmental agency or body or other person commenced or threatened against the Custodial Trust or any trustee in connection with which the payment of Expenses may be sought hereunder (collectively referred to herein as a “Proceeding”), but failure to so notify AGC shall not relieve AGC from any liability which it may have otherwise under this Agreement, unless such failure to provide notice has an adverse impact upon AGC’s ability to avoid or reduce any Expenses.  AGC may, in its sole discretion, elect to assume the defense of the Custodial Trust for Expenses hereunder, and if it so elects, AGC shall select counsel to represent the Custodial Trust (and any others AGC may designate) and pay the fees and expenses of such counsel.  In any Proceeding, the Custodial Trust shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall not constitute an Expense under this Agreement for which AGC is liable unless (i) AGC and the Custodial Trust shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such Proceeding (including any impleaded parties) include both AGC and the Custodial Trust and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  For the avoidance of doubt, when the named parties to any such Proceeding (including any impleaded parties) include both the Pass-Through Trust and the Custodial Trust and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, AGC shall not be liable for fees and expenses of (i) more than one counsel (in addition to any local counsel) for the Custodial Trust and (ii) more than one counsel (in addition to any local counsel) for the Pass-Through Trust, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  In no event shall AGC be liable for fees and expenses of more than one counsel (in addition to any local counsel) for the Custodial Trust in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

Section 1.07.  Settlement without Consent.  The Custodial Trust may not settle any Proceeding without the consent of AGC.

ARTICLE 2

Section 2.01.  Binding Effect.  All agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of AGC and shall inure to the benefit of those persons to whom Expenses are due and payable by the Custodial Trust, including the Pass-Through Trust.

Section 2.02.  Amendments.  So long as there remain any CCS Securities outstanding, this Agreement shall not be modified or amended in any manner adverse to the holders of the CCS Securities without the consent of a majority of the holders of the outstanding face amount of CCS Securities.

Section 2.03.  Notices.  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex).

If to the Custodial Trust, to:

Woodbourne Capital Trust I

c/o The Bank of New York  (Delaware).

White Clay Center

Route 273

Newark, Delaware 19711

With a copy to:

The Bank of New York

101 Barclay Street, 8th Floor East
New York, New York 10286
Attention:  Dealing and Trading Group
Telephone No.:  (212) 815-2912

Facsimile No.:  (212) 815-2830

If to AGC, to:

1325 Avenue of the Americas

18th Floor

New York, NY 10019

Attention:  General Counsel

Section 2.04.  Governing Law.  This Agreement and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State.

Section 2.05.  Defined Terms.  Capitalized terms used but not defined in this Agreement have the meaning ascribed to them in the Amended and Restated Declaration of Trust (the “Declaration of Trust”), dated April 8, 2005, by and among Banc of America Securities LLC, as Sponsor, Blue Ridge Investments, LLC as Tax Matters Partner, and The Bank of New York (Delaware), as Trustee, creating the Custodial Trust, as such Declaration of Trust may be amended and restated from time to time.

Section 2.06.  Limitation of Liability.  It is expressly understood that (i) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally but solely as Trustee, in the exercise of the powers and authority conferred and vested in it under the Declaration of Trust, (ii) each of the representations, undertakings and agreements herein made on the part of the Custodial Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York (Delaware), but is made and intended for the purpose for binding only the Custodial Trust and (iii) under no circumstances shall The Bank of New York (Delaware) be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Custodial Trust under this Agreement or the other related documents.

Section 2.07.  Third-Party Beneficiary.  Each of the Trustee, the Custodian and the Pass-Through Trust is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

Section 2.08.  Tax Confidentiality Waiver.  Notwithstanding anything to the contrary contained herein, all persons may disclose to any and all persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Pass-Through Trust Securities, the CCS Securities and the transactions contemplated herein, any fact relevant to understanding the U.S. federal, state and local tax treatment of the Pass-Through Trust Securities, the CCS Securities and the transactions contemplated herein, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment other than the name of any of the parties referenced herein or information that would permit identification of any of the parties referenced herein.

This Agreement is executed as of the day and year first above written.

ASSURED GUARANTY CORP.		WOODBOURNE CAPITAL TRUST I

		By:	The Bank of New York (Delaware),
not in its individual capacity but
solely as trustee

By:		By:
	Name:		Name:
	Title:		Title: